UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2016, Stoneridge, Inc. (the “Company”) appointed Anthony L. Moore, age 53, as Vice President of Operations of the Company. In his position Mr. Moore will report directly to Jonathan DeGaynor, the Company’s President and Chief Executive Officer. Mr. Moore will have responsibility for developing and implementing the Company’s worldwide integrated manufacturing strategy while deploying lean and continuous improvement tools across the Company’s global network.

From September 2015 until his appointment with the Company, Mr. Moore was employed at Ingersoll Rand, Compressed Air Systems as Global Vice President of Integrated Supply Chain and Operations; from May 2012 until September 2015 he was employed by Remington Outdoor Company as Chief Product Development and Supply Chain Officer; and from July 2008 until May 2012, he was employed by Cooper Industries, Inc., last serving as Global Vice President of Supply Chain, Strategic Sourcing, Transportation, Distribution and Trade Compliance - Bussmann Division beginning in January 2011. Mr. Moore holds an M.B.A. from Michigan State University (2005) and a B.S. in Industrial Technology from the University of Kentucky (1988).

The Company has not entered into an employment agreement with Mr. Moore. It is expected that Mr. Moore will participate in customary incentive plans and benefit programs for Company executive officers. In connection with his commencement of employment, Mr. Moore will be paid a one-time sign on bonus of $97,500 and will be granted equity-based awards under the Company’s current Long-Term Incentive Plan with a grant date fair value equivalent to $400,000. Mr. Moore will be granted (i) a regular 2016 award (grant date value equivalent to $300,000), and (ii) a one-time special award (grant date value equivalent to $100,000). Under the regular 2016 award 45% of the award will be time-based (vesting in three years) and 55% will be performance-based (with 25% based on cumulative three year EPS, and 30% based on cumulative three year relative total shareholder return). The one-time special award will be time-based and vest two years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: May 9, 2016	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)